Exhibit 99.1

Walker & Dunlop’s Servicing Portfolio Surpasses $50 Billion

Servicing Portfolio continues strong growth while maintaining impeccable credit

Bethesda, Maryland — January 19, 2016 — Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) announced today that as of December 31, 2015 its commercial loan servicing portfolio surpassed $50 billion. The portfolio grew from $40 billion to $50 billion in just 18 months, due to the dramatic volume of new loan originations during that period. Walker & Dunlop was ranked the 7th largest commercial mortgage servicer in the United States by the Mortgage Bankers Association as of June 30, 2015.

Key characteristics of the servicing portfolio:

•                  Over 4,800 loans with an average servicing fee of 25 basis points

•                  Weighted average remaining term of the servicing portfolio of ten years with approximately 87% of the related servicing fees prepayment protected

•                  Within the $50 billion portfolio, Walker & Dunlop has risk exposure on $19.5 billion of loans originated predominantly for Fannie Mae, all of which are secured by multifamily properties

•                  There were no 60-day or 30-day delinquencies in the at-risk portfolio as of December 31, 2015

•                  Total write-offs within the past two years were 0.03% of the average at-risk portfolio

•                  The at-risk portfolio’s average loan-to-value ratio is 67%

“Growing our servicing portfolio to $50 billion is an incredible accomplishment, and emblematic of the company’s long-term strategy of building a best-in-class national loan origination platform to generate long-term, prepayment protected servicing revenues,” commented Chairman and CEO Willy Walker. “The growth we have achieved over the past two years in terms of loan originations and servicing portfolio growth is outstanding. Most importantly, the portfolio loans are supported by extremely strong multifamily market fundamentals, reflected in not having a single loan in our at-risk portfolio 30 or 60 days delinquent at the end of 2015.”

The Company’s operating subsidiary, Walker & Dunlop, LLC, is a rated Primary Servicer by Fitch. Walker & Dunlop, LLC services loans on all types of commercial real estate properties on behalf of Fannie Mae, Freddie Mac, Ginnie Mae, life insurance companies, CMBS issuers, and others.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate finance companies in the United States providing financing and investment sales to owners of multifamily and commercial properties. Walker & Dunlop, which is included in the S&P SmallCap 600 Index, has over 500 professionals in 25 offices across the nation with an unyielding commitment to client satisfaction.

Contacts:

Investors:	Media:
Claire Harvey	Susan Weber
Vice President, Investor Relations	Senior Vice President, Marketing
Phone: 301/634-2143	Phone: 301/215-5515
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com

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